CIMPRESS N.V.
2019 LONG TERM INCENTIVE PLAN

1.	Purpose
The purpose of this 2019 Long Term Incentive Plan (as amended from time to time, the “Plan”) of Cimpress N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”), is to reward key leaders for delivering strong return on invested capital at the business or groups of businesses of the Company they oversee. The Plan provides for the award of cash-based incentives on the terms described herein (each, an “Award”). Except where the context otherwise requires, the term “Company” includes any successor to the Company (whether by merger, reorganization, acquisition or otherwise), any of the Company’s present or future parent or subsidiary corporations (as defined in Section 424(e) or (f) of the Internal Revenue Code of 1986, as amended (the “Code”)) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Company.

2.	Participants
All employees, officers or directors of, or consultants or advisors to, the Company (as the terms “consultants” and “advisors” are defined and interpreted for purposes of Form S-8 under the United States Securities Act of 1933, as amended, or any successor form) are eligible to be granted Awards under the Plan. The Company shall determine in its sole discretion which Businesses (as defined below) and eligible persons shall participate in the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” If a Participant is employed by a parent or subsidiary of Cimpress N.V. (or any successor thereto, whether by merger, reorganization, acquisition or otherwise), then (a) any references to employment by or with the Company or termination of employment by or with the Company are instead deemed to refer to such parent or subsidiary (the “employing entity”) and (b) the applicable employing entity shall be responsible for funding any payment obligations arising under the Plan.

3.	Administration

The Company administers the Plan and has authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it deems advisable. The Company may construe and interpret the terms of the Plan and any Award Agreements (as defined below) entered into under the Plan. The Company may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement. In the event of a conflict between the Plan and any Award Agreement, the applicable Award Agreement governs. The Company may take all actions and make all decisions with respect to the Plan and any Award Agreements in the Company’s discretion, and the Company’s actions and decisions are final and binding on all persons having or claiming any interest in the Plan or in any Award.

4.	Definitions

The following terms are defined as set forth below:
(a)“Award Series” means the group of Awards granted during the first year of any LTI Performance Period, as specified by the fiscal year in which such Awards are granted and set forth in the applicable Award Agreement (e.g., Awards granted at any time during fiscal year 2020 shall be referred to as the 2020 Award Series).

(b)“Business” means the business or business group for purposes of an Award, as determined by the Company and set forth in the applicable Award Agreement.
(c)“Change of Control” means (i) a transaction or series of related transactions in which any unaffiliated individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended) (a “Person”) acquires equity interests representing fifty percent (50%) or more of the outstanding voting power of a Business (including by merger, consolidation or otherwise) or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of a Business to any unaffiliated Person, in each case, as determined by the Company. For the avoidance of doubt, a change of control of Cimpress N.V or any successor thereto is not a “Change of Control” for purposes of the Plan or any Awards granted hereunder.
(d)“EBITDA” means, for any Business in any given fiscal year, the constant-currency earnings of such Business before interest, taxes, depreciation and amortization, as determined by the Company based on the Company’s management reporting prepared in accordance with U.S. generally accepted accounting principles, calculated on a pro forma basis (i) to include the impact of acquisitions closed during the year prior to the Entry Valuation Date or during the year prior to the Exit Valuation Date and (ii) to exclude the impact of divestitures closed during the year prior to the Entry Valuation Date or during the year prior to the Exit Valuation Date. EBITDA will be adjusted at the good faith discretion of the Company to account for material one-time (i.e., non-recurring) items. For purposes of the Entry Valuation and the Exit Valuation, EBITDA will exclude the expense associated with the Plan but will include the expense associated with any other long-term incentive plan attributable to the Business.
(e)“EBITDA Multiple” means the multiple set forth in the Valuation Table that corresponds to the applicable Revenue Growth set forth in the Valuation Table, as determined by the Company for purposes of establishing the Entry Valuation and Exit Valuation for each Award.
(f)“Entry Valuation” means, for any Business, EBITDA multiplied by the EBITDA Multiple as of the Entry Valuation Date, as specified in the applicable Award Agreement.
(g)“Entry Valuation Date” means June 30 of the fiscal year prior to the grant of an Award, as specified in the applicable Award Agreement.
(h)“Exit Valuation” means, for any Business, EBITDA multiplied by the EBITDA Multiple as of the Exit Valuation Date. Notwithstanding the foregoing, in the event of a Change of Control, the Exit Valuation shall be equal to the enterprise value of the Business implied in such transaction, as determined by the Company.
(i)“Exit Valuation Date” means June 30 of the last fiscal year applicable to an Award, as specified in the applicable Award Agreement.
(j)“LTI Performance Period” means, for each Award Series, the period commencing on the Entry Valuation Date and ending on the Exit Valuation Date. For the avoidance of doubt, LTI Performance Periods may overlap in part with respect to each separate Award Series.
(k)“LTI Payout” means the LTI Target, multiplied by the Payout Multiple, multiplied by the Vesting Percentage, each as determined by the Company.
(l)“LTI Target” means the targeted cash incentive amount and currency of an Award, as set forth in the applicable Award Agreement.

(m)“Payout Multiple” means the multiple determined from the following table, based on ROIC (as defined below) during the applicable LTI Performance Period, as determined by the Company:

ROIC	Payout Multiple
Less than 8.0%	0.0x
8.0% to 12.0%	0.5x to 1.0x
12.0% to 25.0%	1.0x to 4.0x
Greater than 25.0%	4.0x
In the event ROIC falls between 8.0% and 12.0% or between 12.0% and 25.0%, linear interpolation shall be used to determine the Payout Multiple. By way of example, if ROIC is 11.0%, then the Payout Multiple will be 0.875x.
(n)“Revenue Growth” means, for any Business, the constant-currency revenue growth of such Business, as determined by the Company based on the Company’s financial statements prepared in accordance with U.S. generally accepted accounting principles, calculated on a pro forma basis to:
i.    include the impact of acquisitions (1) closed during the year prior to the Entry Valuation Date (i.e., by including each such acquired company’s full-year revenue for each of the two years prior to the Entry Valuation Date), (2) closed during the third year of the LTI Performance Period, and (3) closed during the last year of the LTI Performance Period (i.e., by including each such acquired company’s full-year revenue for each of the two years prior to the Exit Valuation Date); and
ii.    exclude the impact of divestitures (1) closed during the year prior to the Entry Valuation Date (i.e., by excluding each such divested company’s full-year revenue for each of the two years prior to the Entry Valuation Date), (2) closed during the third year of the LTI Performance Period, and (3) closed during the last year of the LTI Performance Period (i.e., by excluding each such divested company’s full-year revenue for each of the two years prior to the Exit Valuation Date).
Revenue Growth will take into account cross-business transactions. Revenue Growth may be adjusted at the good faith discretion of the Company to account for material one-time (i.e., non-recurring) items. Revenue Growth will be expressed as a percentage.
(o)“ROIC” means, for any Business, the internal rate of return realized by the Company during the LTI Performance Period for such Business, calculated based on (i) the negative value of the Entry Valuation, (ii) the unlevered free cash flow (positive or negative) generated by the Business during the LTI Performance Period, measured on a constant-currency basis, (iii) cash outflows and/or indebtedness in respect of acquisitions closed during the LTI Performance Period (including related transaction costs), (iv) cash inflows in respect of divestitures closed during the LTI Performance Period (net of related transaction costs), (v) the negative value of the LTI Payouts due under the Plan solely with respect to such Business and the applicable Award Series (calculated on an iterative basis), and (vi) the positive value of the Exit Valuation, all as determined by the Company.
(p)“Valuation Table” means the valuation table attached to the applicable Award Agreement, which shall be used to determine the EBITDA Multiple for purposes of calculating the Entry Valuation and Exit Valuation for an Award in the manner described therein.
(q)“Vesting Percentage” means the percentage of each Award that has vested and remains eligible for payout as of any given date, as determined in accordance with the terms of the Plan and the applicable

Award Agreement. Notwithstanding the foregoing, in the event of a Change of Control, the Vesting Percentage of each Award shall be determined in accordance with Section 7(a) below.

5.	Award Agreements
Each Award is evidenced in such form (written, electronic or otherwise) as the Company determines (each, an “Award Agreement”). The Company shall determine the terms and conditions of each Award, including the Business, Award Series, LTI Target, Entry Valuation, Entry Valuation Date, Exit Valuation Date, Valuation Table, vesting terms and such other terms and conditions as the Company may determine in its sole discretion, all of which shall be set forth in the applicable Award Agreement.

6.	LTI Payout Calculation and Payment
Following the end of the LTI Performance Period applicable to an Award, the Company, in accordance with the terms of the Plan and the applicable Award Agreement, shall determine the LTI Payout due, if any, with respect to such Award, based on the Payout Multiple and the Vesting Percentage of such Award. The Company shall pay any LTI Payout earned hereunder by December 31 of the calendar year in which the LTI Performance Period applicable to such Award ends.

7.	Change of Control
In the event of a Change of Control, each outstanding Award related to the Business that is the subject of such transaction shall be terminated in exchange for an LTI Payout to be paid, to the extent earned in accordance with the terms of the Plan and the applicable Award Agreement, within 60 days following consummation of the Change of Control, provided that for purposes of calculating such LTI Payout, the following shall apply:
(a)Vesting Percentage. Provided that a Participant’s service relationship with the Company remains in effect through the last business day prior to the consummation of the Change of Control, the Vesting Percentage of such Award shall be equal to a fraction, the numerator of which is the number of completed fiscal quarters in the LTI Performance Period applicable to such Award prior to the consummation of the Change of Control and the denominator of which is the total number of fiscal quarters in the LTI Performance Period applicable to such Award.
(b)LTI Payout Calculation. The LTI Performance Period shall be adjusted to end upon the consummation of the Change of Control. The Exit Valuation Date shall be the date of the consummation of the Change of Control and the enterprise value of the Business implied in such transaction, as determined by the Company, shall become the Exit Valuation for purposes of the Company’s determination of ROIC. For the avoidance of doubt, the other elements of ROIC shall still be taken into account when calculating the amount of any LTI Payouts due in connection with the Change of Control.

8.	Section 409A
The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments are exempt from the requirements of Section 409A of the Code, as “short-term deferrals” as described in Section 409A of the Code. To the extent any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Company from time to time in order to comply with Section 409A of the Code, and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any payments under any provisions of the Plan are determined to constitute deferred compensation under Section 409A of the Code that are subject to the 20 percent tax under Section 409A of the Code.

9.	General Provisions Applicable to Awards
(a)Transferability of Awards. Except as the Company may, in its sole discretion but in compliance with all then-applicable laws and regulations, including, without limitation, Section 409A of the Code and the Treasury Regulations issued thereunder, otherwise determine or provide in an Award Agreement, the person who is granted an Award may not sell, assign, transfer, pledge or otherwise encumber such Award, either voluntarily or by operation of law, except by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order.
(b)Termination of Status. Unless otherwise provided in the Plan or in the applicable Award Agreement, the Company shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment (with or without Cause, as defined in the applicable Award Agreement) or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian, or estate or a beneficiary designated by the Participant to receive amounts due in the event of the Participant’s death may be entitled to rights under the Plan.
(c)Tax Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.
(d)Amendment and Termination. Except as otherwise provided herein, the Company reserves the right to amend or terminate the Plan at any time in its sole discretion; provided, however, that no such amendment or termination shall adversely affect the then-existing rights of a Participant with regard to the Plan absent his or her written consent.
(e)No Right to Employment or Other Status. No person has any claim or right to be granted an Award under the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the Plan or in the applicable Award Agreement.
(f)Priority of Participant Claims. The Plan is unfunded and does not create (and is not construed to create) a trust. The Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any right by virtue of being granted an Award under the Plan, such right (unless otherwise determined by the Company) is no greater than the right of an unsecured general creditor of the Company.
(g)Authorization of Sub-Plans (including for Awards to non-U.S. Employees). The Company may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable tax or other laws of various jurisdictions by adopting supplements to the Plan or in the Award Agreements evidencing the Awards (in either case, a “Sub-Plan”) containing (i) such limitations on the Company’s discretion under the Plan as the Company deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Company deems necessary or desirable. Any Sub-Plan adopted by the Company is deemed to be part of the Plan, but each Sub-Plan applies only to Participants within the affected jurisdiction and the Company is not required to provide copies of any Sub-Plan to Participants in any jurisdiction that is not the subject of such Sub-Plan.

(h)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company is liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, nor is any such individual personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company shall indemnify and hold harmless each director, officer, employee or agent of the Company acting on the Company’s behalf in the implementation of the Plan against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Company’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.
(i)Governing Law. The provisions of the Plan and all Awards made hereunder are governed by and interpreted in accordance with the laws of the Netherlands, excluding choice-of-law principles; provided, however, if at any time the jurisdiction of incorporation of Cimpress N.V. (or any successor thereto) changes from the Netherlands to another jurisdiction, then the provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of such other jurisdiction, excluding choice-of-law principles.